SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2002

ParthusCeva, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-49842	77-0556376

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2033 Gateway Place, Suite 150, San Jose, California                    95110

(Address of principal executive offices)                                     (Zip Code)

Registrant’s telephone number, including area code: (408) 514-2900

Item 9. Regulation FD Disclosure.

On November 1, 2002, Parthus Technologies plc (“Parthus”) and DSP Group, Inc. (“DSPG”), jointly announced that the combination of Parthus and ParthusCeva, Inc. (“ParthusCeva”) (formerly known as “Ceva”) has closed. At a conference call with securities analysts following the closing, which was accessible to the public over the ParthusCeva website, the following information was released by ParthusCeva.

Pro Forma Combined Results for the Quarter Ended September 30, 2002

Based upon the historical results of Parthus and the Ceva business, and applying the assumptions set forth below under the caption “Preparation of Unaudited Pro Forma Condensed Combined Financial Data of ParthusCeva and Pro Forma Adjustments,” but before restructuring charges associated with the combination of Parthus and Ceva, pro forma revenues of ParthusCeva as a combined entity for the quarter ended September 30, 2002 would have been approximately $14.4 million and pro forma earnings would have been approximately $0.2 million. Pro forma revenues for the nine months ended September 30, 2002 would have been approximately $44.6 million and pro forma loss would have been approximately $2.5 million. Excluding amortization, non-cash stock compensation and restructuring charges associated with the combination, the combined company would have had pro forma earnings of $1.1 million for the quarter ended September 30, 2002 and $0.3 million for the nine months ended September 30, 2002. License and royalty revenues would have constituted approximately 85% of the pro forma combined company’s revenues for the quarter ended September 30, 2002, and gross margins would have been approximately 85%.

As noted, these unaudited pro forma combined results are based on the unaudited historical results of Parthus and of Ceva, each as described in ParthusCeva’s Registration Statement of Form S-1 and set forth below:

Parthus Results for the Quarter Ended September 30, 2002

Total Parthus revenue for the third quarter 2002 amounted to $9.5 million, compared with $10.4 million in the third quarter 2001, a decrease of 9% year-on-year. This reflects in part the impact of the restructuring of Parthus’ RF and Security Hardware Acceleration businesses announced on August 26, 2002 and the continuing sustained downturn in the semiconductor industry. Parthus’ gross margin grew to 81% in the third quarter 2002 from 73% in the third quarter 2001, reflecting the change in revenue mix. Higher-margin licensing and royalty revenues accounted for 90% of revenues in the third quarter 2002, compared with 79% of revenues in the third quarter 2001. Parthus’ total operating costs amounted to $16.9 million in the third quarter 2002, compared with total operating costs of $27.2 million in the third quarter 2001, a decrease of 38% year-on-year. (Excluding amortization charges of $340,000, merger costs of $4.2 million, restructuring charges of $3.8 million, and non-cash stock compensation costs of $525,000, operating costs for the third quarter 2002 amounted to $8.1 million, compared with operating costs for the third quarter of 2001 of $12.1 million, excluding amortization charges of $3.7 million, in-process research and development charges of $10.9 million, and non-cash stock compensation costs of $525,000.)] This decrease reflects the ongoing cost reduction actions taken by Parthus over the last 12 months, including the streamlining of Parthus’ RF and Security Hardware Acceleration

businesses. Parthus’ net loss for the third quarter 2002 was $8.7 million, representing a net loss per share of $0.015. [Excluding amortization charges of $340,000, merger costs of $4.2 million, restructuring charges of $3.8 million, and non-cash stock compensation costs of $525,000, Parthus’ net earnings for the third quarter 2002 were $147,000.

DSP Cores Licensing Business Results for the Quarter Ended September 30, 2002

Total Ceva revenues for the third quarter 2002 amounted to $4.9 million compared with $7.8 million in the third quarter 2001, a decrease of 38% year-on-year. The decrease is primarily due to the continuing sustained downturn in the semiconductor industry, as well as in the wireless cell phone markets, due in part to the delayed roll-out of “next generation” devices in that industry. Ceva’s total operating costs increased by 15% to $3.2 million in the third quarter 2002, compared with total operating costs of $2.8 million in the third quarter 2001. The increase was mainly due to higher general and administrative expenses, as well as increased research and development and marketing costs associated with the product launch of Ceva’s new Cedar DSP Core. Ceva’s net income for the third quarter 2002 was $981,000, and $3.2 million for the third quarter 2001.

Preparation of Unaudited Pro Forma Condensed Combined Combined Consolidated Financial Data of ParthusCeva and Pro Forma Adjustments

The unaudited pro forma condensed combined consolidated financial data gives effect to the transaction as if it had occurred on January 1, 2002. Integration costs are not included in the data. This pro forma information should be read in conjunction with the respective consolidated historical financial statements (including notes thereto) of Ceva and Parthus included in ParthusCeva’s Registration Statement on Form S-1.

Unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. The pro forma adjustments, attached here to as an exhibit, are based on available financial information and certain estimates and assumptions that ParthusCeva believes are reasonable.

Adjustments included in the pro forma condensed combined consolidated information set forth above are summarized as follows:

(1)
Elimination of goodwill of $63.6 million and intangibles of $3.4 million recorded in Parthus from previous acquisitions and the related amortization charge of $340,000 for the quarter ended September 30, 2002 and $1,020,000 for the nine month period ended September 30, 2002.

(2)
Valuation of Parthus’ intangible assets allocated to goodwill of $8.7 million and to patents of $8.0 million of and inclusion of the related amortization of intangibles (amortized over 5 years) of $400,000 for the quarter ended September 30, 2002 and $1,200,000 for the nine month period ended September 30, 2002.

(3)
Amortization of deferred stock compensation arising from the measurement of Parthus’ options of $2,000 for the quarter ended September 30, 2002 and $7,000 for the nine month period ended September 30, 2002.

(4)	Elimination of transaction costs incurred by Parthus of $5.6 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2002
PARTHUSCEVA, INC. (Registrant)

By:	/s/ Kevin Fielding
Kevin Fielding President and Chief Executive Officer